NEWS RELEASE

Forward Air Corporation Revises Earnings Expectations for Third Quarter 2007 and Announces New Credit Facility

GREENEVILLE, Tenn.—(BUSINESS WIRE)—October 10, 2007—Forward Air Corporation (NASDAQ:FWRD) announced today that it anticipates income per diluted share in the range of $.35 to $.37 for the quarter ended September 30, 2007. Bruce Campbell, Chairman and CEO, commented: “While making positive strides in many areas during the quarter, we could not overcome the negative effects of a sluggish economy in our airport to airport network.”

Additionally, the Company today announced that it has entered into a $100 million senior credit facility. This new facility has a term of five years and includes an accordion feature which allows for an additional $50 million in borrowings on such terms and conditions as set forth in the Credit Agreement. The facility will replace the Company’s existing $20 million line of credit. The Company entered into this new, larger credit facility in order to fund potential acquisitions, the repurchase of its common stock, and for financing other general business purposes.

Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 81 terminals located on or near major airports in the United States and Canada.  The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.

The press release may contain statements that might be considered as forward-looking statements or predictions of future operations.  Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available.  These statements and assumptions involve certain risks and uncertainties.  Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.  We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com